Exhibit 10.11

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of September 26th, 2018 by and between Midwest Composite Technologies, LLC, a a Wisconsin limited liability company (the “Company”), and Brian Freeburg (“Employee”).

RECITALS

WHEREAS, the Company desires to employ Employee and Employee desires to be employed by the Company upon the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which arc hereby acknowledged, intending to be legally bound, the parties hereby agree as follows:

1. Employment; Position and Duties. The Company agrees to employ Employee, and Employee agrees to be employed by the Company, upon the terms and subject to the conditions of this Agreement. Employee shall be employed by the Company as the Chief Financial Officer and shall report to the President of the Company (the “President”). In this capacity, Employee agrees to devote his full time, energy and skill to the faithful performance of his duties herein, and shall perform the duties and carry out the responsibilities assigned to him to the best of Employee’s ability and in a diligent, businesslike and efficient manner. Employee will not engage in any outside business activities that materially interfere with his obligations under this Agreement, and will not render services of a business, professional or commercial nature for compensation or otherwise to any other person or entity. Nothing in this Agreement shall preclude Employee from devoting reasonable time for: (i) participating in professional, educational, philanthropic, public interest, charitable or community activities; (ii) providing advice, assistance and counsel to Controlled Affiliates (as defined below) on a basis consistent with past practices; and (iii) managing Employee’s and his family’s personal investments; provided, that any such activities do not materially interfere with the performance of Employee’s duties and responsibilities hereunder. Employee’s duties shall include those duties customarily performed by an officer in Employee’s position and such additional duties as may be assigned from time to time by the President, the Board of Managers (the “Board”) of Midwest Composite Technologies, LLC (“Holdings”), or their respective designee. Employee shall comply with any policies and procedures established for Company employees, including, without limitation, those policies and procedures contained in the Company’s employee handbook previously delivered to Employee. To the extent there is any conflict between those policies and this Agreement, this Agreement shall govern. Employee shall travel to such places in the United States and elsewhere as the President and the Board directs from time to time as needed.

2. Term of Employment. The Company shall employ Employee, and Employee shall serve the Company, beginning on September 26th, 2018 (the “Effective Date”) and continuing until this Agreement is terminated in accordance with its terms (the “Employment Period”). Notwithstanding anything to the contrary contained herein, either Employee or the Company may terminate Employee’s employment with the Company for any reason, at any time, upon not less than thirty (30) days’ prior notice; provided that no prior notice shall be required from the Company if Employee is terminated by the Company for Cause (as defined below). Upon the termination of Employee’s employment with the Company, the Company shall not have any further obligation or liability to pay any compensation or benefits to Employee, except as set forth in Section 4 of this Agreement.

3. Compensation. During the Employment Period, Employee shall be compensated by the Company for his services as follows:

(a) Base Salary. Employee shall be paid an annual base salary (the “Annual Base Salary’’) of $195,000, less applicable withholdings for taxes, in accordance with the Company’s normal payroll procedures. Increases in Employee’s Annual Base Salary shall be as approved by the Board in its sole discretion.

(b) Benefits. Employee shall be eligible, on the same basis as other members of senior management of the Company, to participate in and to receive benefits under the Company’s executive and employee benefit plans, insurance programs and/or indemnification agreements, as may be in effect from time to time, subject to any applicable waiting periods and other restrictions.

(c) Annual Bonus. Commencing in fiscal year 2018, Employee shall be eligible to receive an annual performance bonus (the “Annual Bonus”) with an initial target of 20% of his Annual Base Salary, less applicable withholdings for taxes, and based on the achievement of individual and Company performance objectives to be established for each year by the Board. The determination of whether the Annual Bonus in any fiscal year is earned, and the amount of any Annual Bonus, will be determined by the Board in its sole discretion. For fiscal year 2018, the Annual Bonus shall be prorated based on the number of days that the Employee is employed during 2018. The Annual Bonus, if any, shall be paid in accordance with the Company’s normal payroll procedures and after the first regularly scheduled payroll date after the final financial audit is completed for the fiscal year to which the Annual Bonus relates arc available, but in no event later than April 30th of the fiscal year following the end of the applicable fiscal year to which the given Annual Bonus relates. Employee would be required to repay the net amount of any “excess portion” of any paid Annual Bonus in the event of a restatement due to misstatement of the Company’s or Holdings’ financial statements if, based on such restatement, the Employee should have received a lesser amount than was actually paid for such Annual Bonus. The “excess portion” is the excess of the gross amount paid over the gross amount that would have been paid under the restated financials. This recoupment provision shall not apply to an Annual Bonus paid more than three (3) years prior to the date of the applicable financial restatement.

(d) Reimbursement of Relocation Expenses. Company will reimburse you for all pre-approved and documented expenses incurred by you in connection with your relocation (including, but not limited to, travel, costs of packing, unpacking and transporting personal effects, rental fees, commissions, and other miscellaneous and/or logistical expenses) (such expenses, “Relocation Expenses”), up to an aggregate amount of $25,000 (such limit, the “Relocation Expense Cap”). You shall prepare an invoice setting forth a summary of all Relocation Expenses and evidence of payment or of the liability to pay such expenses, and furnish such invoice to the

Company as soon as reasonably practicable after the completion of your relocation. In the event that your employment with the Company is terminated for any reason other than by the Company without cause on or before the one (1) year anniversary of the Effective Date, you shall immediately repay the Company the aggregate amount of all Relocation Expenses reimbursements that were reimbursed by the Company to you. You shall also be liable to the Company for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses), if any, incurred by the Company in connection with the enforcement of its rights to the repayment of the reimbursed Relocation Expenses as described above.

(e) Phantom Equity. In the sole discretion of the Board, following completion of three (3) months of employment, the Employee shall be eligible to receive a grant of incentive equity (the “Equity Grant”) in the form of phantom equity units that represent between 0.5% to 1.0% of the appreciation in the value of Holdings following the date of issuance of the Equity Grant. The Equity Grants shall be subject to the terms and conditions of the underlying award agreement, plan documents, and all other documents related thereto (including, without limitation, terms relating to the manner, time and rate of vesting of the Equity Grants).

(f) Expenses. Employee shall be entitled to receive reimbursement for business expenses incurred by Employee in the normal and ordinary course of his employment by the Company pursuant to the Company’s standard business expense reimbursement policies and procedures, which policies and procedures shall be administered in compliance with applicable federal law. Employee shall provide the Company with documentation evidencing all requests for reimbursement of business expenses.

4. Benefits Upon Termination.

(a) Termination for Cause or Other Terminations. In the event of (i) the termination of Employee’s employment by the Company for Cause (as defined below), (ii) the termination of Employee’s employment by reason of Employee’s death or Disability, or (iii) the termination of Employee’s employment by Employee for any reason, Employee shall be entitled to no further compensation or benefits from the Company other than (x) any portion of Employee’s Annual Base Salary that had accrued but had not yet been paid (including any amount for accrued and unused vacation payable in accordance with the Company’s vacation policy then in effect or applicable law), and (y) any reimbursement due to Employee pursuant to Section 3(e) under the Company’s standard business expense reimbursement policies and procedures.

For purposes of this Agreement, “Disability” shall mean a physical or mental infirmity which materially impairs Employee’s ability to perform the essential duties of his position under this Agreement with or without accommodation which continues for a period of at least ninety (90) consecutive days.

For purposes of this Agreement, a termination for “Cause” occurs if Employee’s employment is terminated by the Company in connection with the Company’s reasonable determination that Employee has engaged in any of the following: (i) Employee’s breach of this Agreement; (ii) theft, fraud, misappropriation, embezzlement, wrongful self-dealing, dishonesty or falsification of any employment or Company records by Employee; (iii) the determination by the Board that Employee has committed an act or acts constituting a felony or any act involving dishonesty or moral turpitude; (iv) insobriety or drug abuse or excessive absenteeism (other than sick leave or as a result of a physical or mental infirmity); (v) the determination by the Board that Employee has engaged in willful misconduct or gross negligence in the performance of his duties hereunder; (vi) any willful or bad faith refusal or willful or bad faith failure to perform his duties diligently and competently and in conformity with the Company’s written and oral policies and the instruction of the Board or is designee, or the willful and persistent failure to attend to his duties hereunder; (vii) any act or omission by Employee in violation or disregard of the Company’s policies then in effect (including, without limitation, the Company’s harassment and discrimination policies), in such a manner as to cause material loss, damage or injury to the property, reputation or employees of CORE Industrial Partners, LLC, Holdings, the Company, or any of their respective Subsidiaries (each, a “Company Entity”); (viii) Employee’s failure to perform any material aspects of his duties or responsibilities for the Company (other than by reason of Disability); or (ix) Employee is convicted of a criminal offense related to health care, or debarred, excluded, sanctioned, or otherwise made ineligible for participation in a health care program by any federal or state agency.

5. Section 409A of the Code.

(a) Except to the extent earlier payment is permitted by Section 409A of the Code and the regulations promulgated thereunder, in the event that any amount due to Employee hereunder after the termination of his employment shall be considered to be deferred compensation pursuant to Section 409A of the Code, and it is determined that Employee is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then the Company shall delay the payment of such amount for six (6) months after the termination of Employee’s employment (or until Employee’s death, if earlier) or for such other amount of time as may be necessary to comply with the requirements of Section 409A(a)(2)(B)(i) of the Code.

(b) This Agreement is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and the interpretative guidance thereunder or be exempt therefrom, including the exceptions for short-term deferrals and separation pay arrangements. This Agreement shall be construed and interpreted in accordance with such intent. In addition, each payment shall be considered a separate payment for purposes of Section 409A of the Code, and any termination of employment under this Agreement shall mean a separation from service as defined in Section 409A of the Code and Treas. Reg. §1.409A-l(h)(l)(ii) (or other similar or successor provision) for purposes of any amounts considered deferred compensation subject to Section 409A of the Code. To the extent any reimbursements or in-kind benefit payments under this Agreement arc subject to Section 409A, such reimbursements and in-kind benefit payments shall be made in accordance with Treas. Reg. § 1.409A-3(i)(1)(iv) (or any similar or successor provisions). The parties agree to make such other amendments to this Agreement as are necessary to comply with the requirements of Section 409A of the Code if Section 409A is applicable to this Agreement.

6. Confidentiality. From and after the Effective Date, Employee shall treat and hold as confidential any proprietary information of the business and affairs of each Company Entity that is not already generally available to the public or that does not become generally available after the date of this Agreement without any violation by Employee of his obligations hereunder (the “Confidential Information”), refrain from using any of the Confidential Information except in the ordinary course operation (consistent with past custom and practice) of the Company Entities

(to the extent that Employee is involved in such activities as a director, officer, employee or independent contractor of any Company Entity following the Effective Date) and, upon termination of Employee’s relationship with all Company Entities, deliver promptly to the Company or destroy, at the request and option of the Company, all tangible embodiments (and all copies and all electronically stored versions) of the Confidential Information which are in the possession or under the control of Employee or any of his Controlled Affiliates. For purposes hereof, the term (A) “Controlled Affiliates” shall mean any other Person of which Employee directly or indirectly owns more than fifty percent (50%) of the voting equity interest or of which Employee is entitled, directly or indirectly, by contract or otherwise, to appoint a majority of the board of directors, board of managers, or comparable body of such Person, and (B) “Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, or other entity or any governmental authority. Notwithstanding anything to the contrary contained herein, nothing in this Section 6 or any other provision of this Agreement shall prohibit Employee from reporting possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions or state or federal law or regulation, in each case without notification to or prior approval by the Company Entities.

7. Covenants Not to Compete or Solicit.

(a) During the Employment Period and for a period of eighteen (18) months following the termination of Employee’s employment for any reason (the “Non-Compete Period”). Employee shall not (and shall cause his Controlled Affiliates not to), directly or indirectly, anywhere in the Geographic Area, either for himself or through any other Person, have an ownership interest in, manage, participate, operate, control, permit Employee’s name to be used by, perform services for or otherwise become involved in (whether as an officer, director, manager, employee, investor, partner, proprietor, stockholder, member, trustee, consultant, agent, representative, broker, promoter or otherwise), any Person engaging in a Competing Business. Notwithstanding the foregoing, nothing in this Section 7(a) shall prohibit (i) Employee or any of Employee’s Controlled Affiliates from having a passive ownership interest of not more than one percent (1.0%) of any publicly traded entity whose securities have been registered under the Securities Act of 1933, as amended, or Section 12 of the Securities Exchange Act of 1934, as amended, so long as neither Employee nor any of Employee’s Controlled Affiliates participates in any way in the management, operation or control of such public traded entity; or (ii) Employee from engaging in any activities or performing any services in connection with Employee’s employment with the Company after the Effective Date. For the purpose of this Agreement, the term (A) “Competing Business” shall mean the manufacture, supply, distribution and fabrication of prototyping and low-volume production of 3D printing and processing.

(b) During the Non-Compete Period, Employee shall not (and shall cause his Controlled Affiliates not to), directly or indirectly, anywhere in the Geographic Area, either for himself or through any other Person, (i) induce or attempt to induce any current or former (within the one (1) year period immediately preceding such action) employee to leave the employ of any Company Entity, or in any way interfere with the relationship between such employee and any Company Entity, (ii) hire any current or former employee (within the previous one (1) year period) of any Company Entity or (iii) call on, solicit or service any current customer or supplier or

Prospective Customer for the sale of goods or services provided by a Competing Business, or contemplated by any Company Entity pursuant to a written plan at any time while Employee provides services to the Company to be offered by, any Company Entity or induce or attempt to induce such Person to cease doing or decrease its business with any Company Entity, or in any way interfere with the relationship between any customer, supplier, licensee, licensor or other business relation and any Company Entity (including making any negative statement or communication that is intended to or could reasonably be expected to disparage any Company Entity). For the purpose of this Agreement, the term “Prospective Customer” shall mean any person or entity to which the Company has made a bid or proposal, which remains open, at any time in the one (1) year period immediately preceding such action by Employee.

(c) Employee agrees that the restrictions contained in Sections 6 and 7 are reasonable in all respects (including, with respect to subject matter, time period and geographical area) and are necessary to protect the Company (including, the goodwill inherent therein) and that the Geographic Area reflects the scope of the businesses conducted by the Company.

8. Enforceability and Breaches.

(a) If any restrictive covenant contained herein is unenforceable with respect to the duration and geographic area of restriction of the covenant, then the duration and geographic area of restriction shall be reduced to the maximum duration and geographic area of restriction deemed legal, valid and enforceable and that come closest to expressing the intention of the parties with respect to the covenant, and the covenant shall be enforceable as so modified. The parties agree that a court with proper jurisdiction shall be allowed to reduce the restrictive covenants contained herein to the maximum duration and geographic area of restriction deemed legal, valid and enforceable.

(b) Employee acknowledges and agrees that, in the event of a breach or threatened breach by Employee of any of the provisions of this Agreement, monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach or threatened breach, the Company may (and shall be entitled to), in addition to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions of this Agreement (including the extension of the Non-Compete Period by a period equal to the length of court proceedings necessary to stop such violation), in each case without the requirement of posting a bond or proving actual damages.

9. Development of Inventions, Improvements or Know-How.

(a) Disclosure Obligation. Employee and his heirs, assigns and representatives shall disclose fully and promptly to the Company any and all promotional and advertising materials, catalogs, brochures, plans, customer lists, distributor lists, supplier lists, manuals, handbooks, information relating to customers, distributors or suppliers or their respective employees, inventions, discoveries, improvements, trade secrets, secret processes and any technology, know-how or intellectual property made or developed or conceived of by Employee, in whole or in part, alone or with others, which results from any work Employee may do for, or at the request of, any Company Entity or which relates to the business, operations, activities, research, investigations or obligations of such Company Entity, including, without limitation, any and all facts, test data, findings, designs, formulas, processes, sketches, drawings, models and figures (collectively, “Work Product”).

(b) Assignment. All Work Product is deemed a “work of hire” in accordance with the U.S. Copyright Act and is owned exclusively by the Company. If, and to the extent, any of the Work Product is not considered a “work of hire,” Employee docs hereby assign to the Company and shall, without further compensation, assign to the Company, Employee’s entire right, title and interest in and to all Work Product. At the Company’s expense and at the Company’s request, Employee shall provide reasonable assistance and cooperation, including, without limitation, the execution of documents in order to obtain, enforce and/or maintain the Company’s proprietary rights in the Work Product throughout the world. Employee appoints the Company as his agent and grants the Company a power of attorney for the limited purpose of executing all such documents.

(c) Publication. Employee shall not publish or submit for publication, or otherwise disclose to any person or entity other than the Company, any data or results from Employee’s work on behalf of the Company without the prior written consent of the Board.

10. Dispute Resolution. In the event of any dispute or claim relating to or arising out of this Agreement (including, without limitation, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), Employee and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Chicago, Illinois in accordance with its National Employment Dispute Resolution rules, as those rules are currently in effect (and not as they may be modified in the future). Employee acknowledges that by accepting this arbitration provision Employee is waiving any right to a jury trial in the event of such dispute. Notwithstanding the foregoing, this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of trade secrets or proprietary information or the enforcement of the obligations under Sections 6 or 7 of this Agreement.

11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Hampshire, without regard to any choice of law or conflict of laws rules, provisions or principles.

12. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. In view of the personal nature of the services to be performed under this Agreement by Employee, he shall not have the right to assign or transfer any of his rights, obligations or benefits under this Agreement, except as otherwise noted herein.

13. Entire Agreement. This Agreement constitutes the entire agreement between Employee and the Company regarding the terms and conditions of his employment. This Agreement supersedes all prior negotiations, representations or agreements between Employee and the Company, whether written or oral, concerning Employee’s employment.

14. No Conflict. Employee represents and warrants to the Company that neither his entry into this Agreement nor his performance of his obligations hereunder will conflict with or result in a breach of the terms, conditions or provisions of any other agreement or obligation to which Employee is a party or by which Employee is bound, including, without limitation, any non-competition or confidentiality agreement previously entered into by Employee.

15. Validity. If any one or more of the provisions (or any part thereof) of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.

16. Modification. This Agreement may not be modified or amended except by a written agreement signed by Employee and the Company.

17. Withholding. All payments made to Employee pursuant to this Agreement shall be subject to applicable withholding taxes, if any, and any amount so withheld shall be deemed to have been paid to Employee for purposes of amounts due to Employee under this Agreement.

18. Counsel. Each party has been represented by his or its own counsel in connection with the negotiation and preparation of this Agreement, and, consequently, each party waives the application of any rule of law that would otherwise be applicable in connection with the interpretation of this Agreement, including, but not limited to, any rule of law to the effect that any provision of this Agreement will be interpreted or construed against the party whose counsel drafted that provision.

19. Survival. Sections 5 through 20 will survive and continue in full force in accordance with their terms notwithstanding the termination of the Employment Period.

20. Counterparts. This Agreement may be executed simultaneously in counterparts (including by means of electronically transmitted reproductions of signature pages), each of which shall be deemed an original, but all of which together constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date and year first written above.

MIDWEST COMPOSITE TECHNOLOGIES, LLC

By:	/s/ T.J. Chung

Name:	T.J. Chung
Title:	Chairman of the Board

/s/ Brian Freeburg
Brian Freeburg

[Signature Page to Employment Agreement]